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Filed pursuant to Rule 433
Registration Statement 333-137902
Dated June 5, 2009

COMMODITY

DYY DPU DDP DEE

PowerShares DB **Commodity Double Long** ETN **DYY**
PowerShares DB **Commodity Long ETN** **DPU**
PowerShares DB **Commodity Short** ETN **DDP**
PowerShares DB **Commodity Double Short** ETN **DEE**

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY), PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the "PowerShares DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index™ (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury bills. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

[GRAPHIC OMITTED]
Fact Sheet    Prospectus

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Financial Details
                                    DYY              DPU              DDP              DEE
Last Update                         6/5/2009         6/5/2009         6/5/2009         6/5/2009
                                    12:14 PM EST     12:12 PM EST     11:45 AM EST     10:40 AM EST
Price                               7.79             15.72            40.02            55.54
Indicative Intra-day Value          7.81             15.43            39.86            54.99
Last End of Day RP Value            7.41             15.01            41.05            58.38
Last Date for End of Day Value      6/3/2009         6/3/2009         6/3/2009         6/3/2009
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Index History(1) (Growth of $10,000 since Dec. 1, 1988)

                               [GRAPHIC OMITTED]
                               [GRAPHIC OMITTED]

                           -------------------------------------------------------------------------------------
PowerShares DB Commodity   ETN Performance & Index History (%)(1)
ETN & Index Data           As of 3/31/2009                         1 Year   3 Year    5 Year 10 Year   Inception
Ticker Symbols             ETN Performance

Commodity Double Long	DYY
Commodity Long	DPU
Commodity Short	DDP
Commodity Double Short	DEE

Intraday Indicative Value Symbols

Commodity Double Long	DYYIV
Commodity Long	DPUIV
Commodity Short	DDPIV
Commodity Double Short	DEEIV

CUSIP Symbols

Commodity Double Long	25154H475
Commodity Long	25154H459
Commodity Short	25154H467
Commodity Double Short	25154H483

Details

ETN price at listing	$25.00
Inception date	4/28/08
Maturity date	4/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol	DBLCMACL

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations[2]

S&P rating	A+
Moody's rating	Aa1

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Commodities

Commodity Double Long	-	-	-	-	-75.94
Commodity Long	-	-	-	-	-46.41
Commodity Short	-	-	-	-	87.75
Commodity Double Short	-	-	-	-	216.09
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield™ **+2x Levered**	-73.07	-14.89	10.50	23.47	-75.94
Deutsche Bank Liquid Commodity Index-Optimum Yield™ **+1x Levered**	-43.20	-3.10	9.34	14.71	-46.41
Deutsche Bank Liquid Commodity Index™ **-1x Levered**	76.66	6.53	-2.66	-10.48	87.75
Deutsche Bank Liquid Commodity Index™ **-2x Levered**	178.60	4.53	-11.84	-25.60	216.09
Comparative Indexes[3]					
S&P 500 Index	-38.09	-13.06	-4.76	-3.00	-41.19
Barclays Capital U.S. Aggregate Bond Index	3.13	5.77	4.13	5.70	3.70

Long Index Weights

As of 6/4/2009

Commodity	Contract Expiry Date	Weight (%)
Aluminium	11/18/2009	9.49
Corn	12/14/2009	12.00
Gold	4/28/2010	13.25
Heating Oil	5/28/2010	16.54
Light Crude	6/22/2009	14.36
Light Crude	6/22/2010	21.57
Wheat	7/14/2010	7.68
Wheat	7/14/2009	5.11

Short Index Weights

As of 6/4/2009

Commodity	Contract Expiry Date	Weight (%)
Aluminium	12/16/2009	10.32
Corn	12/14/2009	13.27
Gold	12/29/2009	14.80
Heating Oil	6/30/2009	10.95
Heating Oil	7/31/2009	7.30
Light Crude	6/22/2009	17.61
Light Crude	7/21/2009	11.73
Wheat	12/14/2009	14.02

Source: DB, Bloomberg

Benefits

-    Leveraged and short notes
-    Low cost
-    Intraday access
-    Listed Transparent
-    Tax treatment(4)

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity
ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield(TM), and
index history for the Short and Double Short Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the
"Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Commodity
ETN performance, go to dbfunds.db.com/notes.

(2)The PowerShares DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Commodity ETNs.

(3)The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(4)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Commodity ETNs are unsecured obligations of Deutsche Bank
AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG,
London Branch does not address, enhance or affect the performance of the
PowerShares DB Commodity ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal

repayment, trade price fluctuations, illiquidity and leveraged losses.
Investing in the PowerShares DB Commodity ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB
Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Commodity ETNs may not be suitable for all investors.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objective, risks, charges and expenses carefully before investing.